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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT
                              --------------------


     This Employment Agreement (this "Agreement") is made as of April 23, 1999, between Raymond E. Dellerba ("Executive") and Pacific Mercantile Bank, its parent, subsidiaries and related entities. (collectively, the "Company").

                                    RECITALS

     The Company desires to establish its right to the services of Executive in the capacities described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

                                   AGREEMENT

     The parties agree as follows:

1.   DUTIES

     (a) The Company does hereby hire, engage, and employ Executive as the President and Chief Executive Officer of the Company, and Executive does hereby accept and agree to such hiring, engagement, and employment. During the Period of Employment (as defined in Section 2), Executive shall serve the Company in such position in conformity with the provisions of this Agreement, directives of the Boards of Directors of the Company (the "Boards"), and the corporate policies of the Company as they presently exist, and as such policies may be amended, modified, changed, or adopted during the Period of Employment. Executive shall have duties and authority consistent with Executive's position as President and Chief Executive Officer. Subject to policy direction from the Boards, Executive shall have full authority over all operational, financial, administrative, and planning matters for the Company. Executive shall serve as a member of the Boards and as a member of all committees of the Boards, except the Audit Committee and the Compensation Committee, (if any). Executive shall participate in all meetings of the Boards and other committees, and as an ex officio member of the Audit Committee and the Compensation Committee, (if any).

     (b) Throughout the Period of Employment, Executive shall devote his time, energy, and skill to the performance of his duties for the Company, vacations and other leave authorized under this Agreement excepted. The foregoing notwithstanding, Executive shall be permitted to (i) engage in charitable and community affairs, (ii) act as a director of any corporations or organizations outside the Company, not to exceed five (5) in number, and receive compensation therefor, and (iii) to make investments of any character in any business or businesses and to manage such investments (but not be involved in the day-to-day operations of any such business); provided, in each case, and in the aggregate, that such activities do not materially interfere with the performance of Executive's duties hereunder.

     (c) During the Period of Employment, Executive shall be allowed to retain and maintain top level administrative support for his activities and shall be provided by the Company with all

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equipment appropriate to outfit office, home, and automobile as are reasonably necessary or appropriate for the performance of Executive's duties hereunder and consistent with his position as the President and Chief Executive Officer of the Company, including, as applicable, fax machine, computer, printer, scanner, cellular telephones, laptop computer, and similar equipment, and Executive shall be entitled to reimbursement for all reasonable expenses incurred in connection therewith.

     (d) Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment or other agreement or policy to which Executive is a party or otherwise bound.


2.   PERIOD OF EMPLOYMENT

     The "Period of Employment" shall, unless sooner terminated as provided herein, be a three (3) year period commencing on April 23, 1999 (the "Effective Date") and ending with the close of business on April 22, 2002. Notwithstanding the preceding sentence, commencing with April 23, 2002 and on each April 23rd thereafter (each an "Extension Date"), the Period of Employment shall be automatically extended for an additional one-year period, unless the Company or Executive provides the other party hereto sixty (60) days' prior written notice before the next scheduled Extension Date that the Period of Employment shall not be so extended (the "Non-Extension Notice"). The term "Period of Employment" shall include any extension that becomes applicable pursuant to the preceding sentence. Notwithstanding anything to the contrary herein, the Period of Employment shall not continue beyond January 1, 2013. In the event Executive is employed under this Agreement on January 1, 2013, this Agreement will terminate, and for the purposes of this Agreement be treated as a termination under Section 7(a) below.

3.   COMPENSATION

     (a)  BASE SALARY.  During the remainder of the 1999 calendar year,
          -----------
Executive's base salary shall be at a rate of $120,000 annually, paid in accordance with regular payroll practices, but not less than monthly; provided, however, that in the event of a termination without Cause by Company in the first three (3) year period of this Agreement, all salary dating back to June 1998 and any severance amount shall be paid or calculated based on the median peer salary of the western region as disclosed in SNL Executive Compensation Review for the years 1998, 1999 and 2000, as applicable and only if such amount is greater than Executive's actual salary for that year. Commencing January 1, 2000 and thereafter, Executive's base salary shall be at least equal to the median peer salary of the western region as disclosed in SNL Executive Compensation Review for the applicable year.

     (b)  BONUS.  For the 1999 calendar year, Executive shall receive an
          -----
incentive bonus ranging from thirty-five percent (35%) to one hundred fifty percent (150%) of his base salary with a target bonus of seventy-five percent (75%), based on achievement of mutually agreed upon objectives, fifty percent (50%) of which shall be personal and the remaining fifty percent (50%) of which shall be tied to a budget and/or other measures of Company's success within the areas of responsibility of Executive. In subsequent years, the bonus formula and target bonus

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shall be determined in good faith by Executive, Company, and a recognized compensation consultant and shall relate on a percentage basis to Company's pre-tax profits. In all events, Executive shall be paid a bonus for each calendar year at least equal to the greater of (i) thirty-five percent (35%) of Executive's base annual salary for that calendar year or (ii) three and one-half percent (3.5%) of the Company's pre-tax profits for that calendar year.


     (c)  EQUITY COMPENSATION.
          -------------------

          (i) During the Period of Employment, Executive shall be entitled to participate in any equity-based plan or arrangement, including, but not limited to, stock options, stock appreciation rights, phantom stock rights, restricted stock, equity-based cash or performance share awards, or other equity-based incentive compensation plans or arrangements maintained by the Company for executives or employees of the Company generally, on the same basis as other executives or employees of the Company. Executive's rate of participation in such plans or arrangements shall be 1:6 (Executive to all other employees/executives as a group). To illustrate application of this ratio, if 60,000 options are granted to other employees/executives, Executive shall be entitled to 10,000 options on substantially the same terms as the other grants.

          (ii) In addition to any benefits provided under (i), the Company granted as of March 2, 1999, to Executive options to purchase fifty thousand, one hundred seventy-five (50,175) shares of Company Common Stock. Such options were granted at a per share exercise price equal to $10.00 per share of Company Common Stock and shall vest in sixty substantially equal monthly installments commencing on April 2, 1999.

          (iii) In addition to any benefits provided under (i) or (ii), the Company shall grant, as of the first day of the calendar year following the calendar year in which the Company first achieves a one percent (1%) or more Return on Assets, to Executive a stock option to purchase a number of shares of Company Common Stock equal to one-half of one percent (1/2 of 1%) of the Company Common Stock then issued and outstanding (without dilution for employee stock option grants then outstanding). Such option shall be granted at a per share exercise price equal to the fair market value of a share of Company Common Stock on the date of grant and shall be immediately and fully vested. "Return on Assets" means the ratio of net earnings to total average assets excluding goodwill.

          (iv) All options granted to the Executive pursuant to (ii) or (iii) above: (A) shall, to the maximum extent possible, be incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended; and (B) shall become fully vested and exercisable upon an underwritten public offering of the Company's Common Stock, the termination of the Executive without Cause, the termination by the Executive for Good Reason, or the occurrence of a Change in Control.

For purposes of this Agreement, "Change in Control" shall mean the occurrence of any one of the following:

     (A) approval by the shareholders of the Company of the dissolution or liquidation of the Company;

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     (B) approval by the shareholders of the Company of a merger, consolidation, or other reorganization, with or into, or the sale of all or substantially all of the Company's business and/or assets as an entirety to, one or more entities that are not Subsidiaries (a
         "Business Combination"), unless (A) as a result of the Business Combination at least 60% of the outstanding securities voting generally in the election of directors of the surviving or resulting entity or a parent thereof (the "Successor Entity") immediately after the reorganization are, or will be, owned, directly or indirectly, in substantially the same proportions, by shareholders of the Company immediately before the Business Combination; and (B) no "person" (as such term is used in Sections 13(d) and 14(d) of the Securities
         Exchange Act of 1934, as amended (the "Exchange Act")) (excluding the Successor Entity or an Excluded Person) beneficially owns, directly or indirectly more than 20% of the outstanding shares of the combined voting power of the outstanding voting securities of the Successor Entity, after giving effect to the Business Combination, except to the extent that such ownership existed prior to the Business Combination; and (C) at least 60% of the members of the board of directors of the entity resulting from the Business Combination were members of the Board of Directors of the Company (the "Board") at the time of the execution of the initial agreement, or of the action of the Board, providing for the Business Combination.

         The stockholders before and after the Business Combination shall be determined on the basis of the following assumptions (x) there is no change in the record ownership of the Company's securities from the record date for such approval until the consummation of the Business Combination; and (y) record owners of securities of the Corporation hold no securities of the other parties to such reorganization.

     (C) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than an Excluded Person becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 20% of the combined voting power of the Company's then outstanding securities entitled to then vote generally in the election of directors of the Corporation.

     (D) during any period not longer than two consecutive years, individuals who at the beginning of such period constituted the Board cease to constitute at least a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new Board member was approved by a vote of at least three-fourths of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved), but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

     "Excluded Person" means (1) any person described in and satisfying the conditions of Rule 13d-1(b)(1) under the Exchange Act, (2) any person who is the beneficial owner

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     (as defined in Rule 13d-3 under the Exchange Act) of more than 20% of the outstanding shares of the Company's on the Effective Date, (3) the Company, or (4) an employee benefit plan (or related trust) sponsored or maintained by the Company.

     "Subsidiary" means any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

          (v) In the event of any (i) private sale of more than fifty percent (50%) of the outstanding shares of Company Common Stock, (ii) sale of substantially all of the assets of the Company, or (iii) merger, during the term of this Agreement or within twenty-four (24) months after a termination of the Executive without Cause or a termination by the Executive for Good Reason, Executive will receive in Executive's sole discretion either a cash lump sum payment or stock equal to one percent (1%) of the gross amount paid in such transaction. Executive shall be eligible to receive only one such payment during the twenty-four (24) months after termination of his employment.

          (vi) In the event of any public offering of shares of company common stock by the company or any of its parents or subsidiaries, that is registered under the Securities Act of 1933 (other than in connection with a registration for shares being issued pursuant to Rule 145 or for any employee benefit plan or program) that is consummated during the term of this agreement or within twenty-four (24) months after a termination of the executive without cause or a termination by the executive for good reason, executive will receive in executive's sole discretion either a cash lump sum payment or stock equal to one percent (1%) of the increase in shareholders' equity of the issuer of such shares in such public offering during the year in which such offering was consummated, less any increase therein resulting from the net earnings of that issuer in such year. Executive shall be eligible to receive only one such payment during the twenty-four (24) months after termination of his employment.

     (d)  REVIEWS.  The Boards shall review annually Executive's salary to
          -------
determine in the Boards' discretion whether the package should be increased from the amounts or levels provided or required by this Agreement.

     (e)  CONTRACT REIMBURSEMENT.  The Company shall reimburse Executive on a
          ----------------------
fully grossed-up, after-tax basis or directly pay for all reasonable consulting and legal fees and costs attributed to the development, reviews and modifications of this Agreement and associated consulting and legal services. Such fees and costs shall not exceed five thousand dollars ($5,000). This subsection shall not be deemed to limit any of Executive's rights under Section 22 ("Attorneys' Fees").

4.   BENEFITS

     (a)  HEALTH AND WELFARE.  During the Period of Employment, Executive shall
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be entitled to participate, on the same terms and at the same level as other executives, in all health and welfare benefit plans and programs and all retirement, deferred compensation and similar plans and programs generally available to other executives or employees of the Company as in effect from time to time, subject to any legally required restrictions specified in such plans and programs. Without limiting the generality of the foregoing, Company shall provide life insurance for Executive in an amount equal to 2 1/2 times Executive's base salary in effect on the date of this Agreement and as in effect on the first business day of each calendar year thereafter, and long term and short term disability insurance covering eighty percent (80%) of Executive's base salary in effect on the date of this Agreement and as in effect on the first business day of each calendar year thereafter, which insurance shall expressly provide that it is portable by Executive.

     (b)  VACATION AND OTHER LEAVE.  During the Period of Employment, Executive
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shall receive four (4) weeks paid vacation per year for each of the first three
(3) years of service; five (5) weeks of paid vacation per year after three (3) years of service; and six (6) weeks of paid vacation per year after five (5) years of service; provided, however, that such vacation shall be

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scheduled and taken in accordance with the Company's standard vacation policies applicable to Company executives. Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

     (c)  TRAVEL AND EXPENSE REIMBURSEMENTS.  During the Period of Employment,
          ---------------------------------
Company will provide Executive with a Company credit card and/or promptly reimburse Executive for all reasonable expenses incurred in connection with performance of his duties as President and Chief Executive Officer, including, but not limited to, hotels, meals, airline tickets, transportation, automobile rentals, and related charges on the basis of business class. Company shall advance or reimburse Executive for all educational expenses related to career development, including tuition, books, travel, meals and lodging expenses as reasonably determined by Executive. Company shall advance or reimburse Executive for all reasonable expenses associated with participation in Sheshunoff's CEO Affiliation Group and other professional, business, trade and managerial organizations related to Executive's employment.

     (d)  AUTOMOBILE. During the Period of Employment, Executive shall be
          ----------
entitled to receive the use of an automobile of Executive's choosing, which shall be owned or leased by the Company and have a purchase price not to exceed $65,000, and reimbursement for reasonable expenses associated with the operation and maintenance of such automobile. The Company will reimburse Executive upon presentation of vouchers and documentation for any such operational and maintenance expenses which are consistent with the usual accounting procedures of the Company.

     (e)  CLUB MEMBERSHIPS.  During the Period of Employment, Executive shall
          ----------------
receive from the Company reimbursement for dues, initial and other expenses at the Pacific Club or Balboa Bay Club, and a country club of Executive's choosing. All such memberships shall be subject to approval by only the Chairman of the Board of the Company and shall be owned by the Company, provided, however, that if at the time of the termination of Executive's employment the value of any such membership is greater than its purchase price, the Company shall pay to Executive a lump sum cash payment equal to the difference in value.

     (f)  MOST FAVORED EXECUTIVE.  During the Period of Employment, Executive
          ----------------------
shall at all times be entitled to compensation and benefits provided to the most favored executive of Company.

     (g)  RELOCATION.  In the event Executive consents to a relocation requiring
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a move of residence, Company shall advance or reimburse Executive, on a grossed-
up basis at Executive's marginal tax rate, for all moving, house-hunting, temporary housing, and real estate transaction costs for both sale and purchase on a fully grossed up, after-tax basis.

     (h)  SUPPLEMENTAL EMPLOYEE RETIREMENT PLAN.
          -------------------------------------

          (i) Subject to the vesting requirements set forth in section 4(h)(ii) below, Executive shall be entitled, upon reaching age sixty-five (65), to receive from the Company monthly payments over a fifteen (15) year period ("Retirement Payments") on the following terms: (a) for each of the first five
(5) years following Executive's sixty-fifth (65th) birthday, Executive shall receive monthly payments equal to seventy-five thousand dollars ($75,000) per

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year, the first such payment payable on Executive's sixty-fifth (65th) birthday;
(b) for each of years six (6) through ten (10) following Executive's sixty-fifth
(65th) birthday, Executive shall receive monthly payments equal to one hundred thousand dollars ($100,000) per year; and (c) for each of years eleven (11) through fifteen (15) following Executive's sixty-fifth (65th) birthday, Executive shall receive monthly payments equal to one hundred twenty-five thousand dollars ($125,000) per year.

          (ii) The Retirement Payments set forth in section 4(h)(i) above shall vest in the following manner: For each full month of Executive's employment during the Period of Employment, Executive shall vest in one and one-half (1.5) monthly Retirement Payments. If Executive's employment with the Company is terminated under any circumstance in which Executive is entitled to the benefits set forth in Section 6(b) of this Agreement, Executive shall, in addition to any Retirement Payments previously vested, vest in the lesser of (i) the remaining months of unvested Retirement Payments at the time of termination or (ii) an additional twenty-four (24) months of Retirement Payments. If Executive's employment is terminated in any other circumstance, Executive shall only be entitled to those Retirement Payments that have become vested prior to the termination of Executive's employment with the Company.

          (iii) If Executive dies prior to the payment of any or all vested Retirement Payments, such vested but unpaid Retirement Payments shall be paid to Executive's heirs on the terms set forth in sections 4(h)(i) and (ii) above; provided, however, that vested but unpaid Retirement Payments shall be paid to Executive's heirs pursuant to the following payment schedule:

                 (1) If Executive dies prior to his sixty-fifth (65th) birthday, payment of the first Retirement Payment shall be paid within thirty (30) days of the date of Executive's death and all subsequent Retirement Payments shall be paid monthly thereafter.

                 (2) If Executive dies after his sixty-fifth (65th) birthday, but prior to the payment of all vested Retirement Payments, the Company shall pay Executive's heirs each of the remaining Retirement Payments in conformance with the payment schedule set forth in section 4(h)(i) above.

          (iv) At or after the time the Company has commenced payment of the Retirement Payments, Executive or, if applicable, his heirs shall have the option of receiving any vested but unpaid Retirement Payments in a lump sum discounted to present value at a discount rate specified by the Company at the time of the discount. In order to be entitled to receive such lump sum payment, Executive or his heirs must provide written notice to the Company of such election.

          (i)  OTHER BENEFITS.  In addition to benefits specifically provided
               --------------
herein, during the Period of Employment, Executive shall be entitled to participate, on the same terms and at the same level as other executives, in all bonus, compensation, fringe benefit plans and perquisites provided by Company to its executives.

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5.   DEATH OR DISABILITY

     (a)  DEFINITION OF PERMANENTLY DISABLED AND PERMANENT DISABILITY.  For
          -----------------------------------------------------------
purposes of this Agreement, the terms "Permanently Disabled" and "Permanent Disability" shall mean Executive's inability, because of physical or mental illness or injury, to perform the essential function of his customary duties pursuant to this Agreement, with or without reasonable accommodation, and the continuation of such disabled condition for a period of one hundred twenty (120) continuous days, or for not less than two hundred ten (210) days during any continuous twenty-four (24) month period. Whether Executive is Permanently Disabled shall be certified to the Company by a Qualified Physician (as hereinafter defined). The determination of the individual Qualified Physician shall be binding and conclusive for all purposes. As used herein, the term "Qualified Physician" shall mean any medical doctor designated by Executive who is licensed to practice medicine in the State of California. Executive and the Company may in any instance, and in lieu of a determination by a Qualified Physician, agree between themselves that Executive is Permanently Disabled.

     (b)  VESTING ON DEATH OR DISABILITY.  Upon any termination of the Period of
          ------------------------------
Employment and Executive's employment hereunder by reason of Executive's death or Permanent Disability, as defined in Section 5(a) any remaining unvested stock or options shall thereupon automatically be deemed vested, notwithstanding any other provision of this Agreement.

     (c)  TERMINATION DUE TO DEATH OR DISABILITY.  If Executive dies or becomes
          --------------------------------------
Permanently Disabled during the Period of Employment, the Period of Employment and Executive's employment shall automatically cease and terminate as of the date of Executive's death or the date of Permanent Disability (which date shall be determined by the Qualified Physician or by agreement, under Section 5(a) above, and referred to as the "Disability Date"), as the case may be. In the event of the termination of the Period of Employment and Executive's employment hereunder due to Executive's death or Permanent Disability, Executive or his estate shall be entitled to receive:

          (i) a lump sum cash payment, payable within ten (10) business days after termination of Executive's employment, equal to the sum of (x) any accrued but unpaid Base Salary as of the date of Executive's termination of employment hereunder and (y) any earned but unpaid annual incentive compensation in respect of the most recently completed fiscal year preceding Executive's termination of employment hereunder (the "Earned/Unpaid Annual Bonus"); and

          (ii) a pro-rated portion of the target annual incentive compensation, if any, that Executive would have been entitled to receive pursuant to Section 3(b) in respect of the fiscal year in which termination of Executive's employment occurs, based upon the percentage of such fiscal year that shall have elapsed through the date of Executive's termination of employment, payable when such annual incentive would otherwise have been payable had Executive's employment not terminated; and

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          (iii)  such employee benefits described in Sections 4(a) through 4(i)
inclusive ("Executive Benefits"), if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company.

     In the event Executive's employment is terminated on account of Executive's Permanent Disability, he shall, so long as his Permanent Disability continues, remain eligible for all benefits provided under any long-term disability programs of the Company in effect at the time of such termination, subject to the terms and conditions of any such programs, as the same may be changed, modified, or terminated for or with respect to all senior management personnel of the Company.

6.   TERMINATION BY THE COMPANY

     (a)  TERMINATION FOR CAUSE.  The Company may, by providing written notice
          ---------------------
to Executive, terminate the Period of Employment and Executive's employment hereunder for Cause at any time. The term "Cause" for purpose of this Agreement shall mean:

          (i) Executive's conviction of or entrance of a plea of guilty or nolo contendere to a felony; or

          (ii) fraudulent conduct by Executive in connection with the business affairs of the Company, which causes material injury to Company; or

          (iii) theft, embezzlement, or other criminal misappropriation of funds by Executive from the Company; or

          (iv) Executive's bad faith refusal to perform the duties of President and Chief Executive Officer.

     If Executive's employment is terminated for Cause, the termination shall take effect on the effective date (pursuant to Section 24 ("Notices")) of written notice of such termination to Executive.

     In the event of the termination of the Period of Employment and Executive's employment hereunder due to a termination by the Company for Cause, then Executive shall be entitled to receive: (i) a lump sum cash payment, payable on the date of termination equal to the sum of (x) accrued but unpaid Base Salary as of the date of termination of Executive's employment hereunder and (y) any Earned/Unpaid Annual Bonus in respect of the most recently completed fiscal year preceding termination of Executive's employment hereunder; and (ii) such Executive Benefits, if any, as to which Executive may be entitled under the employee benefit plans and arrangements of the Company.

     If the Company attempts to terminate Executive's employment pursuant to this Section 6(a) and it is ultimately determined that the Company lacked Cause, the provisions of Section 6(b) ("Termination by the Company-Termination Without Cause") shall apply and, in addition to any other remedies that Executive may have, Executive shall be entitled to receive the payments called for by Section 6(b) ("Termination by the Company-Termination Without Cause") with interest on any past due payments at the rate of ten percent (10%) per year from the date on

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which the applicable payment would have been made pursuant to Section 6(b) plus
Executive's costs and expenses (including but not limited to reasonable attorneys' fees) incurred in connection with such dispute and interest thereon at the rate of ten percent (10%) per year from the date which the applicable payment would have been made pursuant to Section 6(b) plus Executive's costs and expenses (including but not limited to reasonable attorneys' fees) incurred in connection with such dispute and interest thereon at the rate of ten percent (10%) per year from the date of payment by Employee.

     (b)  TERMINATION WITHOUT CAUSE.  The Company may, with or without reason,
          -------------------------
terminate the Period of Employment and Executive's employment hereunder without Cause at any time, by providing Executive written notice of such termination. In the event of the termination of the Period of Employment and Executive's employment hereunder due to a termination by the Company without Cause (other than due to Executive's death or Permanent Disability), then Executive shall be entitled to:

          (i) a lump sum cash payment equal to the greater of (x) base salary and target bonus for the remainder of the contract term or (y) twenty-four (24) months base salary and target bonus; and

          (ii) continued participation in the Company's group health insurance plans at the Company's expense until the earlier of (A) the expiration of the two (2) years from the effective date of termination or (B) Executive's eligibility for participation in the group health plan of a subsequent employer or entity for which Executive provides consulting services; and

          (iii) full vesting of all options, equity, and incentive compensation with no less than one (1) year to exercise the same, as applicable, and all performance-based awards (other than the target bonus paid in accordance with Section 6(b)(i)) shall be paid at the time of termination assuming the achievement of maximum performance during the applicable performance period; and

          (iv) senior executive outplacement at an outplacement concern of Executive's selection and reasonably acceptable to the Company, which outplacement shall be available for at least twelve (12) months; and

          (v) continuation of all benefits, perquisites, and insurance payments by Company for a period of two (2) years from the effective date of termination.

     If Executive's employment is terminated for Cause, the termination shall take effect on the effective date (pursuant to Section 24 ("Notices")) of written notice of such termination to Executive. Executive shall be entitled to payment of all cash portions of the severance compensation set forth in this Section on a lump-sum basis on the date of termination.

7.   TERMINATION BY EMPLOYEE


     (a)  TERMINATION WITHOUT GOOD REASON.  Executive shall have the right to
          -------------------------------
terminate the Period of Employment and Executive's employment hereunder at any time without

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Good Reason (as defined below) upon fifteen (15) days prior written notice of such termination to the Company. Any such termination by the Executive without Good Reason shall be treated for all purposes of this Agreement as a termination by the Company for Cause and the provisions of Section 6(a) shall apply.

     (b)  TERMINATION WITH GOOD REASON.  The Executive may terminate the Period
          ----------------------------
of Employment and resign from employment hereunder for "Good Reason":

          (i) if the Company requires Executive to relocate his principal office to a location more than fifteen (15) miles from his current office, without Executive's consent; or

          (ii) if the Company fails to provide Executive with the compensation and benefits called for by this Agreement; or

          (iii) if the Company (A) assigns Executive to a position other than President and Chief Executive Officer reporting directly to the Board, or substantially diminishes Executive's title, assignment, duties, responsibilities, or operating authority from those specified in Section 1 ("Duties") or (B) employs any person other than Executive who (I) reports directly to the Board or (II) is not subordinate to Executive; provided, however, this subsection shall not apply to a circumstance in which the Company retains an internal auditor who shall have a dotted line reporting relationship to Executive and a direct reporting relationship to the Audit Committee; or

          (iv) for any reason during the twelve (12) month period following a Change in Control;

provided, however, that none of the events described in Subsection 7(b)(ii), or 7(b)(iii) shall constitute Good Reason unless Executive shall have notified the Company in writing describing the events which constitute Good Reason and then only if the Company shall have failed to cure such event within thirty (30) days after the Company's receipt of such written notice.

          Any such termination by Executive for Good Reason shall be treated for all purposes of this Agreement as a termination by the Company without Cause and the provisions of Section 6(b) shall apply; provided, however, that if Executive attempts to resign for Good Reason pursuant to this Section 7(b) and it is ultimately determined that Good Reason did not exist, Executive shall be deemed to have resigned from employment without Good Reason and the provisions of
Section 7(a) and, by reference therein, the provisions of Section 6(a), shall apply.

8.  EXPIRATION OF PERIOD OF EMPLOYMENT

     If either party elects not to extend the Period of Employment pursuant to
Section 2, unless Executive's employment is earlier terminated pursuant to Sections 5, 6 or 7, termination of Executive's employment hereunder shall be deemed to occur on the close of business on the day immediately preceding the anniversary of the next Extension Date following the delivery of the Non-Extension Notice pursuant to Section 2. If the Company elects not to extend the Period of Employment, Executive's termination will be treated for all purposes under this Agreement as a termination by the Company without Cause under Section 6(b) as of the date of such notice. If Executive elects not to extend the Period of Employment, Executive's termination will be treated for all purposes under this Agreement as a termination by Executive without Good Reason under Section 7(a).

9.  GROSS-UP

     Notwithstanding any other provision of this Agreement, if and to the extent any payment made under this Agreement, either alone or in conjunction with other payments Executive has the right to receive either directly or indirectly from the Company, would constitute an "excess parachute payment" under Section 280G of the Internal Revenue Code of 1986, as amended, then Executive shall be entitled to receive an excise tax gross-up payment not exceeding one million dollars ($1,000,000) in accordance with Appendix A.

10. MEANS AND EFFECT OF TERMINATION

     Any termination of Executive's employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination and shall set forth in reasonable detail the facts and circumstances alleged to provide a basis for termination, if any such basis is required by the applicable provision(s) of this Agreement.

11. NON-COMPETITION

     Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its affiliates and accordingly agrees as follows:

     (a) During the Period of Employment, Executive will not, directly or indirectly, (i) engage in any business for Executive's own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning),
(ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (iii) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates.

     (b) Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

12. CONFIDENTIALITY.

     Executive will not at any time (whether during or after his employment with the Company), unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than the Company and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of the Company or of any subsidiary or affiliate of the Company; provided that the foregoing shall not apply to information which is
             --------
not unique to the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with the Company for any reason, he will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

13. INDEMNIFICATION

     Executive shall be indemnified to the fullest extent permitted by law against claims asserted against him personally arising out of, or related to, the business of the Company or Executive's services for the Company. Company shall provide directors' and officers' liability insurance coverage, including indemnification as Director, in an amount reasonably satisfactory to Executive with carriers who are reasonably satisfactory to Executive.

14. ASSIGNMENT

     This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

15. GOVERNING LAW

     This Agreement and the legal relations hereby created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the State of California, without regard to conflicts of laws principles thereof.

16. ENTIRE AGREEMENT

     This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall he deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.

17. MODIFICATIONS

     This Agreement shall not be modified by any oral agreement, either express or implied, and all modifications hereof shall be in writing and signed by the parties hereto.

18. WAIVER

     Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

19. NUMBER AND GENDER

     Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

20. SECTION HEADINGS

     The section headings in this Agreement are for the purpose of convenience only and shall not limit or otherwise affect any of the terms hereof.

21. ARBITRATION

     Any controversy arising out of or relating to Executive's employment, this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor ("JAMS"), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Civil Procedure Code (S)(S) 1280 et seq. as the exclusive remedy of
                                            -- ---
such dispute; provided, however, that provisional injunctive relief may, but
              --------  -------
need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the Arbitrator deems just and equitable. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement or Executive's employment.

22. ATTORNEYS' FEES

     Executive and the Company agree that in any dispute resolution proceedings arising out of this Agreement, the prevailing party shall be entitled to its or his reasonable attorneys' fees and costs incurred by it or him in connection with resolution of the dispute in addition to any other relief granted.

23. SEVERABILITY

     In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement which violate such statute or public policy shall be stricken, and all portions of this Agreement which do not violate any statute or public policy shall continue in full force and effect. Furthermore, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

24. NOTICES

     All notices under this Agreement shall be in writing and shall be either personally delivered or mailed postage prepaid, by certified mail, return receipt requested:

     (a)  if to the Company:

          Pacific Mercantile Bank
          Attention George Wells
          450 Newport Center Drive
          Newport Beach, California 92660

     (b)  if to Executive:

          Raymond E. Dellerba
          24901 Dana Maple
          Dana Point, CA  92629

Notice shall be effective when personally delivered, or five (5) business days after being so mailed.

25. COUNTERPARTS

     This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

26. WITHHOLDING TAXES

     The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

     IN WITNESS WHEREOF, the Company and Executive have executed this Employment Agreement as of the date first above written.


                              THE COMPANY:


                              By:    /s/  GEORGE WELLS
                                     -------------------------------------------

                              Name:       George H. Wells
                                     -------------------------------------------

                              Title:      Chairman, Board of Directors
                                     -------------------------------------------


                              EMPLOYEE:

                                        /s/ RAYMOND E. DELLERBA
                              --------------------------------------------------
                              Raymond E. Dellerba

                                  APPENDIX A
                                  ----------
                             (Gross-Up Provisions)


     (a) In the event it is determined (pursuant to (b) below) or finally determined (as defined in (c)(iii) below) that any payment, distribution, transfer, benefit or other event with respect to the Company or a successor, direct or indirect subsidiary or affiliate of the Company (or any successor of affiliate of any of them, and including any benefit plan of any of them), and arising in connection with an event described in Section 280G(b)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code"), occurring after the Effective Date, to or for the benefit Executive or Executive's dependents, heirs or beneficiaries (whether such payment, distribution, transfer, benefit or other event occurs pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Appendix A) (each a "Payment" and collectively the "Payments") is or was subject to the excise tax imposed by Section 4999 of the Code, and any successor provision or any comparable provision of state or local income tax law (collectively, "Section 4999"), or any interest, penalty or addition to tax is or was incurred by Executive with respect to such excise tax (such excise tax, together with any such interest, penalty, addition to tax, and costs (including professional fees)) hereinafter collectively referred to as the "Excise Tax"), then, within 10 days after such determination or final determination, as the case may be, the Company shall pay to Executive (or to the applicable taxing authority on Executive's behalf) an additional cash payment (hereinafter referred to as the "Gross-Up Payment") equal to the lesser of (i) $1,000,000 or
(ii) an amount such that after payment by Executive of all taxes, interest, penalties, additions to tax and costs imposed or incurred with respect to the Gross-Up Payment (including, without limitation, any income and excise taxes imposed upon the Gross-Up Payment), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such Payment or Payments. Subject to the limitations in clause (i) of the preceding sentence, this provision is intended to put Executive in the same position as Executive would have been had no Excise Tax been imposed upon or incurred as a result of any Payment.

     (b) Except as provided in subsection (c) below, the determination that a Payment is subject to an Excise Tax shall be made in writing by a certified public accounting firm selected by Executive ("Executive's Accountant"). Such determination shall include the amount of the Gross-Up Payment and detailed computations thereof, including any assumptions used in such computations (the written determination of the Executive's Accountant, hereinafter, the "Executive's Determination"). The Executive's Determination shall be reviewed on behalf of the Company by a certified public accounting firm selected by the Company (the "Company's Accountant"). The Company shall notify Executive within 10 business days after receipt of the Executive's Determination of any disagreement or dispute therewith, and failure to so notify within that period shall be considered an agreement by the Company to make payment as provided in subsection (a) above within 10 days from the expiration of such 10 business-day period. In the event of an objection by the Company to the Executive's Determination, any amount not in dispute shall be paid within 10 days following the 10 business-day period referred to herein, and with respect to the amount in dispute the Executive's Accountant and the Company's Accountant shall jointly select a third nationally recognized certified public accounting firm to resolve the dispute and the decision of such third firm shall be final, binding and conclusive upon the Executive and the Company. In such a case, the third accounting firm's

                                 Appendix A-1
findings shall be deemed the binding determination with respect to the amount in dispute, obligating the Company to make any payment as a result thereof within 10 days following the receipt of such third accounting firm's determination. All fees and expenses of each of the accounting firms referred to in this Appendix A shall be borne solely by the Company.

     (c) (i) Executive shall notify the Company in writing of any claim by the Internal Revenue Service (or any successor thereof) or any state or local taxing authority (individually or collectively, the "Taxing Authority") that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 30 days after Executive receives written notice of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid; provided, however, that failure by Executive to give such notice within such 30-day period shall not result in a waiver or forfeiture of any of Executive's rights under Section 10 and this Appendix A except to the extent of actual damages suffered by the Company as a result of such failure. Executive shall not pay such claim prior to the expiration of the 15-day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes, interest, penalties or additions to tax with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such 15-day period (regardless of whether such claim was earlier paid as contemplated by the preceding parenthetical) that it desires to contest such claim (and demonstrates to the reasonable satisfaction of Executive its ability to make the payments to Executive which may ultimately be required under this section before assuming responsibility for the claim), Executive shall:

               (A) give the Company any information reasonably requested by the Company relating to such claim;

               (B) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Company that is reasonably acceptable to Executive;

               (C) cooperate with the Company in good faith in order effectively to contest such claim; and

               (D) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all attorneys fees, costs and expenses (including additional interest, penalties and additions to tax) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed in relation to such claim and in relation to the payment of such costs and expenses or indemnification. Without limitation on the foregoing provisions of this Appendix A, and to the extent its actions do not unreasonably interfere with or prejudice Executive's disputes with the Taxing Authority as to other issues, the Company shall control all proceedings taken in

                                 Appendix A-2
               connection with such contest and, in its reasonable discretion, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the Taxing Authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax, interest or penalties claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance an amount equal to such payment to Executive, on an interest-free basis, and shall indemnify and hold Executive harmless, on an after-tax basis, from all taxes (including, without limitation, income and excise taxes), interest, penalties and additions to tax imposed with respect to such advance or with respect to any imputed income with respect to such advance, as any such amounts are incurred; and, further, provided, that any extension of the statute of limitations relating to payment of taxes, interest, penalties or additions to tax for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount; and, provided, further, that any settlement of any claim shall be reasonably acceptable to Executive and the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Executive shall be entitled to settle or contest, as the case may be, any other issue.

               (ii) If, after receipt by Executive of an amount advanced by the Company pursuant to paragraph (c)(i), Executive receives any refund with respect to such claim, Executive shall (subject to the Company's complying with the requirements of this Appendix A) promptly pay to the Company an amount equal to such refund (together with any interest paid or credited thereof after taxes applicable thereto), net of any taxes (including, without limitation, any income or excise taxes), interest, penalties or additions to tax and any other costs incurred by Executive in connection with such advance, after giving effect to such repayment. If, after the receipt by Executive of an amount advanced by the Company pursuant to paragraph (c)(i), it is finally determined that Executive is not entitled to any refund with respect to such claim, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall be treated as a Gross-Up Payment and shall offset, to the extent thereof, the amount of any Gross-Up Payment otherwise required to be paid.

               (iii) For purposes of this Appendix A, whether the Excise Tax is applicable to a Payment shall be deemed to be "finally determined" upon the earliest of: (A) the expiration of the 15-day period referred to in paragraph (c)(i) above if the Company has not notified Executive that it intends to contest the underlying claim, (B) the expiration of any period following which no right of appeal exists, (C) the date upon which a closing agreement or similar agreement with respect to the claim is executed by Executive and the Taxing Authority

                                 Appendix A-3

          (which agreement may be executed only in compliance with this Appendix
          A), (D) the receipt by Executive of notice from the Company that it no longer seeks to pursue a contest (which shall be deemed received if the Company does not, within 15 days following receipt of a written inquiry from Executive, affirmatively indicate in writing to Executive that the Company intends to continue to pursue such contest).

     (d) As a result of uncertainty in the application of Section 4999 that may exist at the time of any determination that a Gross-Up Payment is due, it may be possible that in making the calculations required to be made hereunder, the parties or their accountants shall determine that a Gross-Up Payment need not be made (or shall make no determination with respect to a Gross-Up Payment) that properly should be made ("Underpayment"), or that a Gross-Up Payment not properly needed to be made should be made ("Overpayment"). The determination of any Underpayment shall be made using the procedures set forth in paragraph (b) above and shall be paid to Executive as an additional Gross-Up Payment. The Company shall be entitled to use procedures similar to those available to Executive in paragraph (b) to determine the amount of any Overpayment (provided that the Company shall bear all costs of the accountants as provided in paragraph (b)). In the event of a determination that an Overpayment was made, any such Overpayment shall be treated for all purposes as a loan to Executive with interest at the applicable Federal rate provided for in Section 1274(d) of the Code; provided, however, that the amount to be repaid by Executive to the Company shall be subject to reduction to the extent necessary to put Executive in the same after-tax position as if such Overpayment were never made.

                                 Appendix A-4